Exhibit 99.1

Patterson Companies Reports On-Plan First Quarter Operating Results

St. Paul, MN—August 23, 2012—Patterson Companies, Inc. (Nasdaq: PDCO) today reported operating results for the first quarter of fiscal 2013 ended July 28.

•	Consolidated sales increased 5% to $889,225,000 from $847,422,000 in the year-earlier period.

•

Net income of $47,538,000 or $0.45 per diluted share, compared to $48,610,000 or $0.42 per diluted share in the first quarter of fiscal 2012. Net income in this year’s first quarter was affected by the absorption of $3.2 million of incremental interest expense related to Patterson’s debt issuance in the third quarter of fiscal 2012.

Sales of Patterson Dental, Patterson’s largest business, increased 6% from the year-earlier period to $567,392,000 in this year’s first quarter.

•	Sales of consumable dental supplies and printed office products increased 1% in the first quarter, excluding the 0.6% negative impact related to Canadian currency exchange rates.

•	Sales of dental equipment and software rose more than 19% from the year-earlier level, driven by double-digit sales increases of both CEREC® dental restorative systems and basic equipment.

•	Sales of other services and products, consisting primarily of technical service, parts and labor, software support services and artificial teeth, increased 3% from last year’s first quarter.

Internally generated sales of the Webster Veterinary unit increased more than 10% in the first quarter. A change in a distribution agreement for nutritional products late in last year’s fourth quarter reduced Webster’s first quarter sales growth by approximately six percentage points, while the August 2011 acquisition of American Veterinary Supply Corporation added 2.5 percentage points of sales growth. Reflecting these factors, Webster’s first quarter sales increased nearly 6.5% to $191,090,000. Sales of Patterson Medical, the rehabilitation supply and equipment unit, declined 3% to $130,743,000, due primarily to weakness in its equipment business. The impact of negative foreign exchange rates largely offset the nearly 2% sales contribution from Patterson Medical’s April 2012 acquisition of Surgical Synergies Pty Ltd., a distributor of physiotherapy, rehabilitation and mobility products serving the Australian and New Zealand markets.

Scott P. Anderson, president and chief executive officer, commented: “We are generally pleased with Patterson’s on-plan first quarter results despite persistently soft economic conditions both in North America and our foreign markets. Within Patterson Dental, sales of consumable supplies were below forecasted levels, and we are intensifying our focus on this key component of our sales mix. However, the exceptionally strong sales growth of CEREC products and low double-digit sales growth of basic equipment more than compensated for the below-plan consumables sales. Our robust CEREC sales were generated in part by strong demand from new users, reflecting the ongoing trend toward the digitization of dentistry. We believe sales will receive an additional boost from the recent introduction by Sirona Dental Systems, Inc. (NYSE: SIRO) of a revolutionary powder-free intraoral camera that will make CEREC significantly easier to use. This camera, which will be available on new CEREC systems, will start selling in the second quarter as production ramps up. In addition, Patterson and Sirona, the undisputed leader in digital dental technology that also manufactures Schick® digital sensors, recently expanded our exclusive North American marketing agreement to cover Sirona’s complete product line, including digital panoramic and cone beam x-rays. This move further strengthens Patterson Dental’s position as the leading distributor of dental technology and other equipment.

“Webster, whose solid first quarter sales growth was generated by robust demand for consumable supplies, is currently implementing a range of strategies aimed at further strengthening its full-service platform,” he continued. “The expansion and training of its field sales force are aimed at boosting sales of both consumables and equipment. To further spur its equipment business, Webster plans to achieve full national coverage for technical support by the end of fiscal 2013. In addition, Webster is continuing to strengthen its growing range of technology solutions for veterinarians and their clients. Reflecting these and other initiatives, Webster is strengthening its competitive position to capitalize upon favorable pet ownership and consumer spending trends, and we intend to continue investing in this growing business.”

Anderson added: “First quarter sales of Patterson Medical’s industry-leading range of consumable supplies were largely consistent with forecasted levels. Despite U.S. healthcare regulatory uncertainties and the weak economic environment both here and abroad, we believe Patterson Medical, as the only single source of supply in the rehabilitation market, is strongly positioned to take maximum advantage of worldwide demographic trends that will have a favorable long-term affect on the rehabilitation market.”

Patterson repurchased approximately 1.1 million common shares during the first quarter under its 25 million-share buyback authorization that expires in 2016. Approximately 10 million shares remain available for repurchase under this authorization.

Patterson remains on track toward achieving its previously issued financial guidance of $2.10 to $2.16 per diluted share in fiscal 2013.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is a leading distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415

First Quarter Conference Call and Replay

Patterson’s first quarter earnings conference call will start at 10:00 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. The conference call will be archived on Patterson’s web site. A replay of the first quarter conference call can be heard for one month at 1-303-590-3030 and providing the conference ID: 4559525.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended
	July 28, 2012	July 30, 2011
Net sales	$889,225	$847,422

Gross profit	285,700	278,276

Operating expenses	203,108	196,283

Operating income	82,592	81,993

Other expense, net	(8,891)	(5,135)

Income before taxes	73,701	76,858

Income taxes	26,163	28,248

Net income	$47,538	$48,610

Earnings per share:

Basic	$0.45	$0.42

Diluted	$0.45	$0.42

Shares:

Basic	105,035	115,576

Diluted	105,783	116,285

Dividends declared per common share	$0.14	$0.12

Gross margin	32.1%	32.8%

Operating expenses as a % of net sales	22.8%	23.2%

Operating income as a % of net sales	9.3%	9.7%

Effective tax rate	35.5%	36.8%

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	July 28, 2012	April 28, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$580,753	$573,781
Receivables, net	413,690	464,869
Inventory	318,128	319,952
Prepaid expenses and other current assets	49,039	44,911

Total current assets	1,361,610	1,403,513

Property and equipment, net	193,495	195,465
Goodwill and other intangible assets	1,019,165	1,022,809
Investments and other	126,202	117,581

Total Assets	$2,700,472	$2,739,368

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$202,253	$207,915
Other accrued liabilities	174,101	196,733
Current maturities of long-term debt	125,000	125,000

Total current liabilities	501,354	529,648

Long-term debt	725,000	725,000
Other non-current liabilities	108,376	109,518

Total liabilities	1,334,730	1,364,166

Stockholders’ equity	1,365,742	1,375,202

Total Liabilities and Stockholders’ Equity	$2,700,472	$2,739,368

PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	July 28,	July 30,
	2012	2011
Consolidated Net Sales
Consumable and printed products	$587,558	$574,962
Equipment and software	227,042	199,651
Other	74,625	72,809

Total	$889,225	$847,422

Dental Supply
Consumable and printed products	$310,156	$308,869
Equipment and software	191,939	161,027
Other	65,297	63,471

Total	$567,392	$533,367

Rehabilitation Supply
Consumable and printed products	$96,027	$96,716
Equipment and software	27,889	31,057
Other	6,827	6,679

Total	$130,743	$134,452

Veterinary Supply
Consumable and printed products	$181,375	$169,377
Equipment and software	7,214	7,567
Other	2,501	2,659

Total	$191,090	$179,603

Other (Expense) Income, net
Interest income	$1,499	$1,829
Interest expense	(9,568)	(6,353)
Other	(822)	(611)

	$(8,891)	$(5,135)

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	July 28, 2012	July 30, 2011
Operating activities:
Net income	$47,538	$48,610
Depreciation & amortization	11,485	9,082
Stock-based compensation	3,738	3,180
ESOP compensation	5,700	5,700
Change in assets and liabilities, net of acquired	(8,703)	144

Net cash provided by operating activities	59,758	66,716

Investing activities:
Additions to property and equipment, net of disposals	(3,206)	(10,247)
Acquisitions and equity investments	—	—

Net cash used in investing activities	(3,206)	(10,247)

Financing activities:
Dividends paid	(14,817)	(13,801)
Share repurchases	(34,472)	(59,913)
Other financing activities	4,116	4,199

Net cash used in financing activities	(45,173)	(69,515)
Effect of exchange rate changes on cash	(4,407)	(1,843)

Net increase (decrease) in cash and cash equivalents	$6,972	$(14,889)